Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated June 4, 2009

Alerian MLP Index ETNs
Convenient access to midstream energy MLPs

o        Transparency: access to energy MLPs via the Alerian MLP Index
o        Income: quarterly payments based on MLP distributions
o        No K-1 forms: a single 1099
o        No leverage

ETN Details:
Ticker AMJ
Index Alerian MLP Index (AMZ)
Issuer JPMorgan Chase & Co.
Fee1 0.85% per annum
Current Yield 8.0%2
Primary Exchange NYSE, Arca

Call 800-576-3529, email alerian_etn@jpmorgan.com
www.jpmorgan.com/etn

1 Tracking Fee as defined in the pricing supplement dated April 1, 2009. (2)
"Current Yield" equals the most recent quarterly dividend annualized and divided by the closing price on May 29, 2009, and rounded to one decimal place for ease of analysis. The Current Yield is not indicative of the coupon payments, if any, on the ETNs.
JPMorgan Chase & Co. has filed a registration statement (including a prospectus)
with the SEC for any offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC
Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and pricing supplement if you so request by calling toll-free 800-576-3529. J.P. Morgan is the marketing name for JPMorgan Chase & Co., and its subsidiaries and affiliates worldwide. (C)2009 JPMorgan Chase & Co. All rights reserved.